Exhibit 23.4

Consent of Independent Public Accounting Firm

Boards of Directors Ceska produkcni 2000, a.s. (currently CME Media Services s.r.o. as its legal successor) Group and VILJA a.s. Group ("TV NOVA")

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. ("CME") of our report dated March 2, 2005, with respect to the combined balance sheets of TV NOVA as of December 31, 2004 and 2003, and the related combined statements of earnings, stockholders' equity, cash flows and comprehensive income for each of the years in the two-year period ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus.

KPMG Ceská republika, s.r.o.

15 March 2006